EXHIBIT 99.77K

Signature Page

This report is signed on behalf of the registrant (or depositor or trustee).

City of: New York           State of: New York         Date: March 6, 2009

RESERVE MUNICIPAL MONEY-MARKET TRUST II

By: Bruce Bent II - Co-CEO

Witness: Arthur Bent  - Co-CEO